EXHIBIT 3

                            STOCK PURCHASE AGREEMENT

         AGREEMENT dated this 22nd day of November, 1999 by and among LV CAPITAL USA, INC., a Delaware corporation and indirect subsidiary of LVMH Moet Hennessy Louis Vuitton, S.A. ("Purchaser"), with its executive offices at Two Park Avenue, Suite 1830 New York, New York 10016; JEAN MADAR (sometimes "Madar"), an individual residing at 1 rue du Marechal Harispe, 75007 Paris, France; PHILIPPE BENACIN (sometimes "Benacin"), an individual residing at 31 avenue Kleber, 75016, Paris, France. Each of Madar and Benacin are sometimes individually referred to as "Seller" or sometimes collectively as "Sellers").

                              W I T N E S S E T H:

         WHEREAS, Sellers are the controlling shareholders and owners of shares of common stock and options to purchase shares of common stock of Inter Parfums, Inc., a Delaware corporation ("Company");

         WHEREAS, Sellers desire to sell and Purchaser desires to purchase certain of the shares of common stock owned by the Sellers or shares to be acquired by Sellers upon exercise of certain outstanding stock options, upon the terms and subject to the conditions hereinafter set forth;

         WHEREAS, Purchaser desires to purchase from certain option holders of the Company, shares to be acquired by such option holders upon exercise of certain outstanding stock options, upon the terms and subject to the conditions set forth therein; and

         WHEREAS, simultaneously with the execution and delivery of this Agreement, Purchaser and Sellers are entering into a Shareholders' Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereto hereby agree as follows:

         1. Sale and Purchase of the Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as hereinafter defined),

         (a) each of Sellers hereby agrees to sell, transfer, assign and deliver to Purchaser and Purchaser hereby agrees to purchase, the Sellers' respective shares of common stock, $.001 par value per share, of Company ("Common Stock"), as set forth in the annexed Schedule 1A, (collectively the "Shares"), free and clear of all liens, encumbrances or restrictions of any kind whatsoever, except with regard to restrictions upon transfer as imposed under the Securities Act of 1933, as amended (the "Securities Act"). Each of Sellers shall deliver to Purchaser at the Closing certificates representing their respective Shares duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and



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shall have annexed thereto all necessary stock transfer stamps or shall be accompanied by funds sufficient for the purchase thereof by the Company;

         (b) Purchaser hereby agrees to purchase from each of the several option holders and other sellers ("Other Sellers") who have executed and delivered letter agreements substantially in the form annexed hereto as Exhibit 1B (each, a "Sales Agreement"), regarding the sale of their respective shares of Common Stock, either outstanding or issuable upon exercise of the several options, as set forth in the annexed Schedule 1B (collectively the "Other Shares"); and

         (c) each of Sellers and Purchaser hereby agrees to execute and deliver the Shareholders' Agreement, substantially in the form annexed hereto as Exhibit 1C.

         2. Purchase Price. At Closing, Purchaser agrees to pay the purchase price of $12.00 per share, $10,190,400 in the aggregate, payable in United States dollars in cash, certified, bank or cashier's check or wire transfer of immediately available funds to the Company as agent for each of the Sellers and the Other Sellers. Sellers agree to use their best efforts to cause the Company to promptly deliver to each Seller and each Other Seller such person's portion of the purchase price. Notwithstanding anything herein to the contrary, Purchaser's obligation to pay the purchase price for the Shares and the Other Shares hereunder and under the Sales Agreements, as applicable, shall be discharged and satisfied in full upon the payment of the purchase price for the Shares and the Other Shares to the Company, and upon such payment Purchaser shall have no further liability with respect to the purchase price and each Seller and Other Seller shall look solely to the Company for the payment thereof.

         3. Closing. Subject to the fulfillment of the conditions precedent as hereinafter set forth, the Closing under this Agreement shall take place at the offices of the Company, 551 Fifth Avenue, New York, New York 10176 at 3:00 P.M. on November 22, 1999 or at such other time and at such other place as shall be fixed by mutual consent of the parties hereto (the "Closing Date"), and the effective date for all transactions contemplated by this Agreement shall be as of the Closing Date.

         4. Restricted Transferability. Purchaser acknowledges and understands that it must bear the economic risk of an investment in the Shares and Other Shares being acquired pursuant hereto for an indefinite period of time since such securities have not been registered under the Securities Act and, therefore, cannot be sold unless they are either subsequently registered under the Securities Act or an exemption from such registration is available and favorable opinions of counsel in form and substance reasonably satisfactory to Company to that effect are obtained; are acquiring the Shares and Other Shares for investment and not with a view towards distribution; (however, this shall not preclude the resale of the Shares or the Other Shares to the public subsequent to the Closing Date pursuant to an effective registration statement as contemplated in the Shareholders Agreement; and the certificates representing the Shares and Other Shares (unless such securities have been registered) shall bear on their face a legend in substantially the following form:

         "The shares represented by this Certificate have not been registered under the Securities Act of 1933. They may not be transferred without an effective registration


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statement for such shares under the Securities Act of 1933 or an opinion of counsel reasonably satisfactory to the Corporation that registration is not required under such Act."

                  5. Warranties and Representations of Sellers. Each Seller represents and warrants to Purchaser as follows:

         (a) Each Seller has, or will have at Closing, complete and unrestricted power and authority and the unqualified right to sell, transfer, assign and deliver to Purchaser valid and marketable title to the number of shares of Common Stock set forth opposite each Seller's name on Schedule 1A hereto, free and clear of all liens, encumbrances or restrictions of any kind whatsoever, except with regard to restrictions upon transfer as imposed under the Securities Act; and there are no outstanding options, warrants or rights to purchase or acquire, or agreements relating to, any of the Shares of each such Seller.

         (b) Each of this Agreement and the Shareholders Agreement constitutes a valid and binding agreement of each Seller, enforceable against each in accordance with its terms. With respect to the Shareholders Agreement, each of Sellers covenant and agree with Purchaser that Sellers will use their best efforts to cause the Corporation and its members of the Board of Directors to act in a manner consistent with the provisions of the Shareholders Agreement. Neither the execution of this Agreement and the Shareholders Agreement, nor the consummation by Sellers of the transactions described herein and therein, will,
(i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5(h), contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, or (iii) constitute a violation of, or conflict with, or cause a default or acceleration of any rights or obligations under, any contract, commitment, agreement, understanding, arrangement, restriction, license, permit or authorization of any kind whatsoever, to which such Seller or Company or its subsidiaries is a party or by which any of their respective assets is bound.

         (c) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to carry on its business as it is now being conducted and is duly qualified to conduct business in each jurisdiction in which it conducts business, except where the failure to be so qualified would not have a material adverse effect on Company and its subsidiaries, taken as a whole. Sellers have previously caused Company to deliver to Purchaser true and complete copies of the certificate of incorporation and bylaws of Company as currently in effect.

         (d) Each subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each such subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would


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not have, individually or in the aggregate, have a material adverse effect on
Company. Except as set forth in Schedule 5D hereof, all material subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("Exchange Act").

         (e) The authorized capital stock of Company consists of 30,000,000 shares of Common Stock, and 1,000,000 shares of Preferred Stock, $.001 par value per share. As of November 11, 1999, 7,572,781 shares of Common Stock are outstanding, and no shares of Preferred Stock are outstanding. All issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

         (f) Except as set forth on Schedule 5F hereof, there are no outstanding securities convertible or exchangeable for securities of Company or options, warrants or other rights to purchase or subscribe to any securities of Company or any of its subsidiaries or securities convertible into or exchangeable for securities of Company or any of its subsidiaries or contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any securities of Company or any of its subsidiaries.

         (g) Except as set forth in Schedule 5F and Schedule 5G hereof, all of the outstanding capital stock of, or other voting securities or ownership interests in, each subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any lien, charge or encumbrance of any kind and free of any other limitation or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except as set forth in Schedule 5G hereof, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, or securities or other rights convertible into or exercisable for capital stock, of any subsidiary of the Company.

         (h) Except as set forth in Paragraph 9(a), no consent of any person or governmental authority is necessary for the consummation of the transactions described herein on behalf of Sellers or Company.

         (i) Sellers have heretofore delivered to Purchaser Company's (i) Annual Report on Form 10-K for the year ended December 31, 1998 ("1998 10-K"); (ii) Quarterly Reports on Form 10-Q for the three (3) month period ended March 31, 1999, for the six (6) month period ending June 30, 1999 and for the nine (9) month period ended September 30, 1999; (iii) Current Reports on Form 8-K (dates of events, July 14, 1999 and August 5, 1999), (iv) the Notice of Annual Meeting and Proxy Statement dated June 11, 1999, related to the sole meeting of the shareholders of Company held during the present fiscal year; and (v) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1998 (the documents referred to in this Paragraph 5(i), collectively, the "Company SEC Documents"). As of the filing date, each Company SEC Document complied (or will comply) as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. As of their respective dates, such reports or statements do not contain, and any such document so filed subsequent to the date hereof will not contain, any untrue statement of a material fact or omit to state any material


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fact required to be stated therein or necessary to make the statements therein, in light of circumstances in which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Company included in such reports have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis by Company and accurately present the financial position of Company and its subsidiaries as of the dates thereof and the results of the operations and changes in cash flows for the periods then ended.

         (j) Except as set forth in Schedule 5J hereof, since September 30, 1999, the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

                  (1) any changes in the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of Company which have been, in any case, singly or in the aggregate, materially adverse to Company;

                  (2) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Company, or any repurchase, redemption or other acquisition by Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Company or any of its subsidiaries;

                  (3) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries;

                  (4) any incurrence, assumption or guarantee by Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

                  (5) any making of any loan, advance or capital contributions to or investment in any person or entity other than loans, advances or capital contributions to or investments in its wholly-owned subsidiaries made in the ordinary course of business consistent with past practices;

         (k) There are no material liabilities or obligations of Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability, other than: (i) liabilities or obligations disclosed and provided for in the September 30, 1999 balance sheet of Company or in the notes thereto or in the Company SEC Documents filed prior to the date hereof or (ii) incurred in the ordinary course of business after September 30, 1999 consistent with past practice of Company.

         (l) The Company and each of its subsidiaries is and has been in compliance in all material respects with, and to the knowledge of Company is not under investigation with


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respect to and has not been threatened to be charged
with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree.

         (m) Except as set forth in Schedule 5M or the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of Company, threatened against or affecting, Company, any of its subsidiaries, any present or former officer, director or employee of the Company or any of its subsidiaries or any other person or entity for whom the Company or any of such subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic or foreign, that, if determined or resolved adversely in accordance with the plaintiff's demands, could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

         (n) Company and each of its subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended) of which Company or any subsidiary is or has been a member, has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed all material tax returns required by applicable law to be filed by it, and all such tax returns are true and complete in all material respects. Company and each of its subsidiaries has paid or, where payment is not yet due, has established in accordance with US generally accepted accounting principles an adequate accrual for the payment of, all taxes due with respect to any period ending prior to or as of the Closing Date. There are no material liens or encumbrances for taxes on any of the assets of Company or any of its subsidiaries.

         (o) Except as set forth in either Schedule 5O or the Company SEC Documents filed prior to the date hereof no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Company, is threatened by any governmental entity or other person relating to or arising out of any law or regulation relating to the environment or to pollutants, contaminants, wastes or hazardous substances.

         6. Warranties and Representations of Purchaser. Purchaser hereby warrants and represents to each of the Sellers as follows:

         (a) The execution, delivery and performance of the transactions contemplated by this Agreement by Purchaser has been duly authorized by the Board of Directors of Purchaser, and will not contravene any provisions of law, or an order of any court or other agency of government or of its Certificate of Incorporation or By-laws.

         (b) This Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable against it, in accordance with its terms.


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         (c) Except as set forth in Paragraph 9(a), no consent of any person or governmental authority is necessary for the consummation of the transactions described herein on behalf of Purchaser.

         (d) (i) Purchaser, taking into account the personnel and resources it can practically bring to bear on the purchase of the Shares and Other Shares contemplated hereby, is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in Shares and Other Shares presenting an investment decision like that involved in the purchase of the Shares and Other Shares;

                  (ii) the Purchaser has had the opportunity to ask questions of and receive answers from representatives of Company or persons acting on its behalf concerning the terms and conditions of the proposed investment in Company, has had the opportunity to obtain additional information necessary to verify the accuracy of information previously furnished about Company, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Shares and the Other Shares;

                  (iii) the Purchaser is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act;

                  (iv) notwithstanding the provisions of Paragraph 4 above, the Purchaser is acquiring the Shares and Other Shares for investment and with no present intention of distributing or reselling any of such Shares (this representation and warranty not limiting the Purchaser's right to sell pursuant to a registration statement as contemplated pursuant to the Shareholders Agreement); and

                  (v) Purchaser will not, directly or indirectly, voluntarily offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares or Other Shares except in compliance with the Securities Act, and the rules and regulations promulgated thereunder.

         7. Conduct of Business Pending Closing. Pending the Closing, Sellers covenant and agree with Purchaser that:

         (a) Company shall carry on its business diligently and substantially in the same manner as heretofore conducted. Company shall not institute any new method of management, accounting or operation or engage in any transaction or activity, enter into any agreement or make any commitment, except in the ordinary course of business and consistent with past practice. Company shall maintain its management structure substantially as in effect as of the date of this Agreement including but not limited to maintaining the present Boards of Directors, officers and management of Company.

         (b) No change or amendment shall be made to the Articles of Incorporation or By-Laws of Company.


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         (c) Except as contemplated herein and in Schedule 5E, Company shall not issue or sell any shares of its capital stock or other securities, acquire directly or indirectly by redemption or otherwise, any such capital stock, reclassify or split, any such capital stock, declare or pay dividends thereon or make any other distribution with respect thereto or grant or enter into any options, warrants, calls or commitments of any kind with respect thereto.

         (d) Company will not, and will not permit any of its subsidiaries to, merge or consolidate with any other person or acquire a material amount of stock or assets of any other person.

         (e) Company will not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of any material subsidiary or material amount of assets, securities or property except pursuant to existing contracts or commitments and in the ordinary course of business consistent with past practice.

         (f) Company will not, and will not permit any of its subsidiaries to, take any action that would make any representation and warranty of Sellers hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

         (g) Company will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

         8.  Obligations Pending Closing.

         (a) Sellers shall afford to Purchaser and its authorized representatives full access to the offices, properties, books and records and employees, advisors and accountants of Company in order that Purchaser may have full opportunity to make such investigations that it shall desire to make of the affairs of Company.

         (b) Purchaser shall hold, and shall cause all of its authorized representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information furnished to it or them in connection with the transactions contemplated by this Agreement; provided that the foregoing shall not apply to information that is (i) known to Purchaser prior to its disclosure by Seller or Company hereunder (solely as evidenced by the written records of Purchaser) or disclosed to Purchaser by a third party not known by Purchaser to be under a legally binding obligation to keep such information confidential, (ii) publicly disclosed other than by breach by Purchaser of its obligations hereunder, or (iii) required by law, regulation or the rules of any national securities exchange to be disclosed.

         (c) Each of Purchaser and Sellers shall promptly prepare and file such reports, forms, exhibits and documents with the Federal Trade Commission and the Department of Justice, and Purchaser shall pay such fees, as may be required to be paid by it in order to comply with the Hart Scott Rodino Antitrust Improvements Act of 1976 (15 U.S.C. ss.18a, Clayton Act ss.7A) ("HSR Act") and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other


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actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

         (d) Subject to the terms and conditions of this Agreement, Sellers and Purchaser will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

         (e) Purchaser and Sellers will, and Sellers will cause Company to, consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         9. Conditions of Closing. No party hereto shall be required to consummate any of the transactions described herein unless at Closing,

         (a) The waiting period under the HSR Act shall have expired or been terminated.

         (b) No suit, action, investigation, inquiry or other proceeding by any governmental body or any other person or legal or administrative proceeding shall have been instituted or threatened which may materially adversely affect the financial conditions, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects of Company and its subsidiaries taken as a whole or which questions the validity or legality of the transactions described herein and no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the transactions, contemplated hereby.

         (c) Purchaser shall have received an opinion from counsel to Company, Nason, Yeager, Gerson, White and Lioce, P.A., as to the matters referred to in Paragraphs 5(b), 5(c) and 5(e); that the transfer of the Shares from Sellers and Other Shares to Purchaser will be exempt from the registration provisions of the Act and will not violate the registration provisions of Section 5 of the Securities Act; when paid for in accordance with the terms of the respective option agreements, the shares issuable upon exercise of options held by Sellers, and the Other Shares will be duly issued, fully paid and non-assessable; the issuance of the shares issuable upon exercise of options held by Sellers, and the Other Shares will be exempt from the registration provisions of the Act and will not violate the registration provisions of Section 5 of the Securities Act; and, upon payment of the purchase price therefor, to the knowledge of counsel, the Shares and Other Shares will be owned by Purchaser free and clear of all liens, encumbrances or restrictions of any kind whatsoever, except with regard to restrictions upon transfer as imposed under the Securities Act.

         (d) The Shareholders' Agreement, substantially in the form annexed hereto as Exhibit 1C, shall be executed and delivered by Purchaser and Sellers, simultaneously with the closing of this Agreement and the purchase of the several Other Shares by Purchaser.


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         (e) The purchase of the several Other Shares by Purchaser, shall take place simultaneously with the closing of this Agreement.

         (f) In the case of Purchaser, Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date, the representations and warranties of Sellers contained in this Agreement and in any certificate or other writing delivered by Sellers pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time and Purchaser shall have received a certificate signed by Sellers to the foregoing effect.

         (g) In the case of Sellers, Purchase shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time and Sellers shall have received a certificate signed by an officer of Purchaser to the foregoing effect.

         10. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date (i) by mutual written agreement of Sellers and Purchaser; (ii) the Closing Date shall not have occurred on or before December 31, 1999; or (iii) there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction shall enjoin the transactions contemplated hereby and such enjoin the transactions contemplated hereby and such judgment, injunction, order or decree shall have become final and non-appealable.

         11. Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement shall survive the closing under for a period of two (2) years from the Closing Date.

         12. Indemnification; Limitation of Liability. Sellers hereby jointly and severally indemnify Purchaser and its affiliates against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Purchaser or any of its affiliates arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller or an Other Seller pursuant to this Agreement or a Sales Agreement. Purchaser hereby indemnifies Sellers, its affiliates and the Other Sellers against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Sellers, any of their affiliates or Other Sellers arising out of any misrepresentations or breach of warranty, covenant or agreement made or to be performed by Purchaser pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the liability of each Seller and Other Seller to Purchaser arising under this Agreement (whether for breach of warranty, representation, failure to fulfill covenants or agreements, indemnity or for any other reason) shall not exceed the amount of the purchase price actually received by each such Seller and Other Seller hereunder.


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         13. No Waiver. The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or other provision.

         14. Entire Agreement. This Agreement, together with the Shareholders' Agreement and each of the several purchase agreements with the Option Sellers, constitute the entire agreement and understanding of the parties hereto and no amendment, modification or waiver of any provision herein shall be effective unless in writing, executed by the party charged therewith.

         15. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of New York, without reference to the principles of conflicts laws, except as to the valid issuance of the Shares and Other Shares, which shall be governed by the laws of the State of Delaware, without reference to the principles of conflicts laws.

         16. Assignment. No party may assign its rights under this Agreement and such attempted assignment shall be void of no force and effect; except that Purchaser shall have the right to assign its rights and obligations hereunder to LVMH Moet Hennessy Louis Vuitton S.A. or any of its affiliates, subject to the consent of the Sellers, which shall not be unreasonably withheld.

         17. Paragraph Headings. The paragraph headings herein have been inserted for convenience of reference only, and shall in no way modify or restrict any of the terms or provisions hereof.

         18. Notices. Any notice or other communication under the provisions of this Agreement shall be in writing, and shall be given by registered or certified mail (postage prepaid), return receipt requested, by hand delivery with return receipt requested, or by the Express Mail service offered by the United States Post Office, directed to the address set forth above for Purchaser and with respect to each of Sellers, to the Sellers at c/o Inter Parfums, Inc., 551 Fifth Avenue, New York, NY 10176, or to any new address in the City of New York, Borough of Manhattan of which any party hereto shall have informed the others by the giving of notice in the manner provided herein. Such notice or communication shall be effective, if sent by mail, three (3) days after it is mailed within the continental United States; if sent by Express Mail service, one day after it is mailed; or by hand delivery, upon receipt.

         19. Consent to Service of Process. Each party hereto hereby irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of New York and of any United States District Court located within the City of New York with regard to any and all actions or proceedings arising out of, or relating to, this Agreement, and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, and agrees that service of process may be made in the manner for providing notice, as specified in Paragraph 18 hereof.

         20. Unenforceability; Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement shall, nevertheless, be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.

         21. Brokers' Fees. Purchaser warrants to Sellers and to Option Holders that they shall have no liability and each of Sellers warrant to Purchaser warrants that Purchaser shall have no liability, with respect to any brokerage fees or agents' commissions incurred in connection with the transactions contemplated hereby.

         22. Execution of Documents. At any time and from time to time hereafter, the parties hereto will execute and deliver such further conveyances, assignments and other written assurances as the other parties shall reasonably request in order to vest and confirm title to the securities intended to be transferred, assigned and conveyed hereunder.

         23. Counterparts. This Agreement may be executed in counterparts, all of which shall be deemed to be duplicate originals. Delivery by facsimile transmission of an executed signature page to this Agreement shall be effective as delivery of a manually executed counterpart hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this instrument the date first above written.

                                             LV CAPITAL USA, INC.

                                             By: /s/ Jean Cailliau
                                                 -------------------------------
                                                 Name:  Jean Cailliau
                                                 Title: Director

                                             /s/ Jean Madar
                                             -----------------------------------
                                             Jean Madar

                                             /s/ Philippe Benacin
                                             -----------------------------------
                                             Philippe Benacin

Exhibit 1B: Form of Letter Agreement regarding
            Option Exercise and Sale of Shares

                                                     November __, 1999

Inter Parfums, Inc.
551 Fifth Avenue -- 15th Fl.
New York, NY 10176

LV Capital USA, Inc.
Two Park Avenue
Suite 1830
New York, New York  10016

         Re: Option Exercise and Sale of Shares

Gentlemen:

         I understand that LV Capital USA, Inc. ("Buyer"), a Delaware corporation and indirect subsidiary of LVMH Moet Hennessy Louis Vuitton, S.A,. advises me that it has or will shortly enter into an agreement with both Jean Madar and Philippe Benacin (the "LVMH Purchase Agreement") to purchase shares of common stock, $.001 par value per share ("Common Stock") of Inter Parfums, Inc. (the "Company"), from Messrs. Madar and Benacin, others and holders of options to purchase shares of Common Stock. After the closing of such transaction, Buyer will own approximately 20% of the outstanding shares of Common Stock. Further, Buyer has agreed to purchase the number of shares of Common Stock from me which are either owned by me or issuable upon exercise of my stock option agreement(s) as described below (collectively the "Option(s)"), subject to certain conditions as set forth in the LVMH Purchase Agreement.

         Accordingly, please be advised that simultaneously with the closing of the LVMH Purchase Agreement, I agree to exercise my Option(s), if any, and purchase the number of shares of Common Stock of the Company, as described below. I also understand that Buyer is making the payment to the Company on my behalf for the exercise price of my Option(s) in the amount set forth below. I agree to sell the Shares I own to Buyer, and if I hold Option(s), to sell the shares to be acquired upon exercise of my Options immediately thereafter to Buyer, at the sales price of $12.00 per share.

         I understand that Buyer will deliver the purchase price for the Shares to the Company, as provided in Section 2 of the LVMH Purchase Agreement, and that the exercise price of my Option(s) in the amount set forth below will be paid by applying a portion of such monies received from Buyer with the remainder to be delivered by the Company to me after deduction for applicable withholding taxes.

         I understand that the closing of the exercise of my Option(s) and sale to Buyer is to take place, if at all, on or before December 31, 1999. Further, the closing is conditioned upon, and will not take place unless and until, the LVMH Purchase Agreement closes, and that all agreements are to close simultaneously.

         In connection with my sale of the Shares to Buyer, I warrant and represent to both the Company and Buyer as follows:

         1. Upon exercise of my Option(s), I will have the complete and unrestricted power and the unqualified right to sell, transfer, assign and deliver to Buyer and, upon Buyer's payment of the purchase price therefor, Buyer shall receive valid and marketable title to the Shares, free and clear of all liens, encumbrances and restrictions whatsoever, except as to restrictions on resale as may be imposed by the Federal Securities laws against Buyer.

         2. I have made no public solicitation or advertisement in connection with the sale of the Shares to Buyer.

         3. This Agreement constitutes a valid and binding agreement of me, enforceable against me in accordance with its terms.

         4. I hereby appoint the Company as my agent to receive the proceeds from Buyer of my sale of the Shares and to disburse such proceeds to me, subject to any applicable withholding for income taxes.

         5. I will indemnify LV Capital and its affiliates against and hold them harmless from any and all loss, liability and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred or suffered by LV Capital or its affiliates arising out of any misrepresentation or breach of my covenants, warranties and representations herein. However, in any event, I shall not be liable to Buyer for more than the amount of the purchase price paid.

                                        Very truly yours,

                                        Signature: _____________________________

                                        Print Name: ____________________________

                                                                           Total
------------------------------ ------------ ------------- ------------ =========
Option Agreement Dated
--------------------------------------------------------------------------------
Number of Shares Sold from
Exercise of Option or
Shares held directly
--------------------------------------------------------------------------------
Exercise Price per Share
--------------------------------------------------------------------------------
Total Sales Price to Buyer
--------------------------------------------------------------------------------
Total Exercise Price Payable
to  the Company
--------------------------------------------------------------------------------
Amount of Taxes Withheld by
Company
--------------------------------------------------------------------------------
Net Amount of Check to
Seller
--------------------------------------------------------------------------------

Exhibit 1C: Shareholders' Agreement



                             SHAREHOLDERS AGREEMENT

         Agreement made this 22nd day of November, 1999 by and among JEAN MADAR (sometimes "Madar"), an individual residing at 1 rue du Marechal Harispe, 75007 Paris, France; PHILIPPE BENACIN (sometimes "Benacin"), an individual residing at 31 avenue Kleber, 75016, Paris, France; and LV CAPITAL USA, INC., a Delaware corporation (sometimes "LV Capital") and an indirect subsidiary of LVMH Moet Hennessy Louis Vuitton, S.A. (sometimes "LVMH"), having an office at Two Park Avenue, Suite 1830, New York, NY 10016.

                              W I T N E S S E T H:

         WHEREAS, Inter Parfums, Inc. a Delaware corporation (the
"Corporation"), is duly organized under the laws of the State of Delaware, and has its shares of Common Stock listed for trading on The Nasdaq Stock Market, National Market System;

         WHEREAS, the Shareholders have entered into the Stock Purchase Agreement, whereby shares of Common Stock owned and to be acquired by the Majority Shareholders and others are to be sold to LV Capital, upon the terms and subject to the conditions set forth in the Stock Purchase Agreement; and

         WHEREAS, the Shareholders desire to promote their mutual interest and the interest of the Corporation by imposing certain restrictions and obligations upon themselves, the Corporation, IP France and their several shares of Common Stock.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Affiliates. Solely for purposes of this Agreement, an "Affiliate," in the case of LV Capital, shall mean a corporation, entity or person which directly or indirectly controls or is controlled by or is under common control with LV Capital, including but not limited to, those persons and entities listed in the Schedule 13D dated August 5, 1999, filed by LVMH, but not the Corporation; in the case of Corporation, shall mean a corporation, entity or person which directly or indirectly controls or is controlled by or is under common control with the Corporation, including but not limited to, the Majority Shareholders, but not LV Capital; and in the case of the Majority Shareholders, shall mean a corporation, entity or person which directly or indirectly controls or is controlled by or is under common control with the Majority Shareholders, including but not limited to, each of the Majority Shareholders and the Corporation, but not LV Capital.

         1.2 Associate. The term "Associate" shall mean any present or future Associate within the meaning of Rule 12b-2 promulgated under the Exchange Act.

         1.3 Beneficial Ownership. The term "Beneficial Ownership" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

         1.4 Business of the Corporation and its Subsidiaries. The term "Business of the Corporation and its Subsidiaries" shall be defined to mean the production, manufacture, marketing, distribution and sale of fragrance products, perfumes, eau de toilette, eau de cologne, deodorants, cosmetics, health and beauty and personal care products, for men, women and children.

         1.5 Common Stock. The term "Common Stock" shall mean Corporation's Common Stock, $.001 par value per share.

         1.6 Commission. The term "Commission" shall mean the United States Securities and Exchange Commission.

         1.7 Exchange Act. The term "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended from time to time.

         1.8 Fair Market Value of the Common Stock. The term "Fair Market Value of the Common Stock" on any day shall mean (a) if the principal market for the Common Stock is a national securities exchange, the average between the high and low sales prices of the Common Stock on such day as reported by such exchange or on a consolidated tape reflecting transactions on such exchange; (b) if the principal market for the Common Stock is not a national securities exchange and the Common Stock is quoted on The Nasdaq Stock Market ("NASDAQ"), and (i) if actual sales price information is available with respect to the Common Stock, then the average between the high and low sales prices of the Common Stock on such day on NASDAQ, or (ii) if such information is not available, then the average between the highest third party bid and lowest third party asked prices for the Common Stock on such day on NASDAQ; or (c) if the principal market for the Common Stock is not a national securities exchange and the Common Stock is not quoted on NASDAQ, then the average between the highest third party bid and lowest third party asked prices for the Common Stock on such day as reported by The Nasdaq Bulletin Board, or a comparable service; provided that if clauses
(a), (b) and (c) of this Paragraph are all inapplicable, or if no trades have been made or no quotes are available for such day, then the Fair Market Value of the Common Stock shall be the average of the average of the high and low sales prices of the Common Stock as reported on a national securities exchange or NASDAQ, if the principal market for the Common Stock is a national securities exchange or NASDAQ, as may be the case, for each of the last ten (10) days within the immediately preceding thirty (30) day period; and if all of the foregoing is inapplicable, then the Fair Market Value of the Common Stock shall be determined by the Board of Directors by any method consistent with applicable regulations adopted by the Treasury Department relating to stock options. The determination of the Board of Directors shall be conclusive in determining the Fair Market Value of the Common Stock in good faith; provided that if LV Capital disagrees with such determination, it shall be entitled, at its own cost and expense, to select (with the consent of the Majority Shareholders, such consent not to be unreasonably withheld) an investment banking or accounting firm of nationally recognized standing to arbitrate such dispute, and the decision of such arbitrator will be binding upon the parties.

         1.9 Group. The term "Group" means a Group within the meaning of Section 13(d) of the Exchange Act.

         1.10 IP France. The term "IP France" means Inter Parfums, S.A., an indirect, majority-owned, French subsidiary of the Corporation.

         1.11 LV Capital Designees. The term "LV Capital Designees" shall mean the two (2) members of the Board of Directors listed in Article 2.2(a)(ii) hereof, and their successors as appointed in the discretion of LV Capital.

         1.12 Majority Shareholders. Madar and Benacin are sometimes collectively referred to as the "Majority Shareholders".

         1.13 Person. The term "person" means any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

         1.14 Proxies. The term "Proxies" shall have the meanings used in the proxy rules promulgated by the Commission pursuant to the Exchange Act.

         1.15 Securities Act. The term "Securities Act" shall mean the United States Securities Act of 1933, as amended from time to time.

         1.16 Shareholders. Madar, Benacin and LV Capital are sometimes collectively referred to as the "Shareholders".

         1.17 Solicitation. The term "Solicitation" shall have the meanings used in the proxy rules promulgated by the Commission pursuant to the Exchange Act.

         1.18 Stock Purchase Agreement. The term "Stock Purchase Agreement" shall mean the agreement among the Shareholders dated November 22, 1999.

         1.19 Voting Securities. The term "Voting Securities" shall mean Corporation's Common Stock, and any other securities of Corporation entitling the holder to vote for the election of directors of the Corporation, and any other securities (including rights, warrants and options) convertible into, exchangeable for or exercisable for any Common Stock of the Corporation or any other security of the Corporation referred to above (whether or not presently convertible, exchangeable or exercisable).

                                   ARTICLE II
                                VOTING OF STOCK,
                  ELECTION OF DIRECTORS AND EXECUTIVE OFFICERS
                    AND OTHER MATTERS OF CORPORATE GOVERNANCE

         2.1 Number of Members of the Board of Directors. Upon the execution and delivery of this Agreement, the Majority Shareholders shall use their best efforts to cause the number of members of the Board of Directors of the Corporation to be increased from seven (7) to ten (10) members and the parties hereto hereby agree to take all necessary actions (including, without limitation, voting all shares of Common Stock owned by them) to cause the Bylaws of the Corporation to be so amended and remain in effect.

         2.2 Election or Appointment of Individual Board Members.

             (a) Upon the execution and delivery of this Agreement,

                 (i) Philippe Santi, the Chief Financial Officer of IP France,
                     shall be added as a member of the Board of Directors; and

                (ii) Daniel Piette and Jean Cailliau shall be added as new directors of the Corporation.

             (b) Each of the Shareholders agree to vote their respective shares of Common Stock for the election of, and to continue to vote and to take such other actions as may be necessary to elect and keep in office, Madar, Benacin and six (6) nominees of the Majority Shareholders, and two (2) LV Capital Designees as directors of the Corporation.

             (c) The Majority Shareholders shall use their best efforts to cause one LV Capital Designee to be elected (and to serve at all times this Agreement shall remain in effect) as a member of the Compensation Committee of the Board of Directors.

         2.3 Election of Officers. The Shareholders agree to use their best efforts to cause the directors of the Corporation, to vote and to continue to vote for, and to cause the following persons to be elected as the following officers of the Corporation:

         Jean Madar        Chairman of the Board and Chief  Executive  Officer
                           of the  Corporation;  and Director General of Inter
                           Parfums, S.A.

         Philippe Benacin  Vice  Chairman  of  the  Board,  President  of  the
                           Corporation and President of Inter Parfums, S.A.

         2.4 Voting.

                  (a) The Majority Shareholders covenant and agree with LV Capital that the Majority Shareholders will use their best efforts to cause the Corporation and its members of the Board of Directors and the Corporation's subsidiaries to act in a manner consistent with the provisions of this Agreement.

                  (b) The Majority Shareholders covenant and agree with LV Capital that they shall use their best efforts, including without limitation voting all shares of Common Stock owned or controlled by them at any annual or special meeting of the Corporation, to cause the Amended and Restated Certificate of Incorporation of the Corporation to be amended as set forth in Exhibit A hereto (the "Charter Amendment") at the next annual meeting of shareholders of the Corporation, which meeting shall be held no later than July 2000.

                  (c) If any of the Majority Shareholders fails or refuses to vote its Shares as required by this Article II, LV Capital shall have an irrevocable proxy coupled with an interest to vote those securities on behalf of the Majority Shareholders in accordance with this Article II, and each Majority Shareholder hereby grants to LV Capital such irrevocable proxy coupled with an interest.

                  (d) Until such time as the Charter Amendment becomes effective, the Majority Shareholders covenant and agree with LV Capital that the Corporation and its subsidiaries shall obtain approval of the Board of Directors for corporate actions as if such amendment were in effect.

         2.5 Board Meetings. The Majority Shareholders covenant and agree with LV Capital that the Majority Shareholders will use their best efforts to cause the Corporation and its members of the Board of Directors to hold meetings of the Board of Directors of the Corporation at least once per calendar quarter during each year, and to hold such meetings during each year as follows: at least one (1) in New York City, one (1) in Paris, and two (2) by conference telephone.

         2.6 Management Reports. The Majority Shareholders covenant and agree with LV Capital to cause the Corporation to distribute to LV Capital all reports and materials prepared for the Board of Directors, including without limitation:
(a) monthly management reports, which are to include net sales, operating income and disclosure of any significant highlights for the preceding month; and (b) full quarterly management reports within forty-five (45) days subsequent to the end of each of the first three (3) quarters, and within ninety (90) days subsequent to the last quarter, of each fiscal year of the Corporation. LV Capital covenants and agrees with the Majority Shareholders that LV Capital and its Affiliates shall hold all information provided to them pursuant to this
Section 2.6 confidential, unless compelled to disclose by judicial or administrative process or, in the opinion of their counsel, by other requirements of law (and, to the extent permitted by law, LV Capital agrees to give prior notice of such opinion to the Corporation); provided that the foregoing confidentiality obligation shall not apply to information that is (i) known to LV Capital or its Affiliates prior to its disclosure by the Corporation hereunder, solely as evidenced by the written records of LV Capital or its Affiliates, (ii) disclosed to LV Capital by a third party not known by LV Capital to be under a legally binding obligation to keep such information confidential,(iii) publicly disclosed other than by breach by LV Capital of its obligations hereunder, or (iv) required by law, regulation or the rules of any national securities exchange to be disclosed. LV Capital acknowledges its obligations under law not to buy or sell securities of the Corporation or IP France on the basis of material non-public information.

                                   ARTICLE III
                   GRANTS OF OPTIONS AND SHARE PURCHASE OPTION

         3.1 Stock Options.

               (a) The Majority Shareholders covenant and agree to cause the Corporation not to, and to cause IP France not to, in any calendar year for each of the Corporation and IP France, grant options exercisable for in excess of one and one half percent (1.5%) of the total number of outstanding shares of Common Stock of each of the Corporation and IP France, respectively, as reflected in the audited financial statements of the Corporation and IP France, respectively for the immediately preceding fiscal year. The allocation of the grant of such options shall be within the discretion of the stock option committee of the Board of Directors of the Corporation (which shall consist solely of outside directors and which shall include at least one LV Capital Designee as a member) and the Board of Directors or stock option committee or similar body of IP France, which shall be composed entirely of outside directors.

                  (b) Notwithstanding the foregoing, (i) options granted in accordance with past practice pursuant to the 1997 Nonemployee Director Stock Option Plan for nonemployee directors of the Corporation, wherein grants are automatically made on 1 February each year with an exercise price per share of Common Stock equal to the Fair Market Value of the Common Stock at the time of grant (options to purchase 1,000 shares of Common Stock are granted to all nonemployee directors except Mr. Caccamo, who receives an option to purchase 4,000 shares of Common Stock), and (ii) options to purchase 2,000 shares of Common Stock are granted to nonemployee directors when first elected or appointed to Board, as well as any successor plan on substantially the same terms, shall not be subject to the limitation set forth in Article 3.1(a) hereof.

         3.2 Share Purchase Option. The Majority Shareholders covenant and agree to cause the Corporation to grant, prior to December 31, 1999, to LV Capital, the right and option to purchase shares of Common Stock of the Corporation, or other securities of the Corporation convertible into, exchangeable for or carrying any rights to purchase shares of Common Stock, with respect to all shares of Common Stock or any kind of security convertible into, exchangeable for or carrying any rights to purchase shares of Common Stock of the Corporation to be issued after the date of closing of the Stock Purchase Agreement

(including without limitation the reissuance of treasury shares) (the "Subsequently Issued Equity Securities"), as follows (the "Purchase Rights"):

                  (a) LV Capital shall have the right to acquire, in return for payment in cash in an amount equal to the fair market value per share of the consideration to be paid by the purchaser of the Subsequently Issued Equity Securities which triggers the Purchase Rights, a sufficient number of the Subsequently Issued Equity Securities so that, when combined with the Common Stock held prior to such purchase, the aggregate number of shares of Common Stock held by LV Capital and its Affiliates after giving effect to such issuance (and assuming for this purpose the issuance of the maximum number of shares of Common Stock issuable upon conversion or otherwise with respect to the Subsequently Issued Equity Securities) would equal the same percentage of the number of outstanding shares of Common Stock held before the proposed issuance of Subsequently Issued Equity Securities (and assuming, for this purpose, the issuance of the maximum number of shares of Common Stock issuable upon conversion or otherwise with respect to any previously issued Subsequently Issued Equity Security). Upon the second and each subsequent application of this provision, the waiver of, or failure to exercise, the Purchase Rights shall not result in a cumulative right, but rather the aforementioned percentage in the preceding sentence shall be appropriately adjusted to take into account each such earlier waiver or failure to exercise the Purchase Rights.

                  (b) The Majority Shareholders covenant and agree with LV Capital that the Majority Shareholders will cause the Corporation and its members of the Board of Directors to provide LV Capital at least ten (10) days prior notice in accordance with Article 9.9 (a "Purchase Rights Notice") of any proposed issuance of Subsequently Issued Equity Securities. The exercise of Purchase Rights hereunder shall be evidenced by notice to the Corporation, Attn:
President, within ten (10) days of the effective date of the Purchase Rights Notice.

                  (c) Notwithstanding the foregoing, LV Capital shall have no Purchase Rights in the following instances, if Common Stock is to be issued :

                     (1) as the result of a stock split or stock dividend;

                     (2) upon exercise of options outstanding on 28 September, 1999;

                     (3) upon exercise of options described in Articles 3.1(a) and (b) hereof; and

                     (4) in excess of the limitation with respect to the number of shares of Common Stock to be owned by LV Capital and its Affiliates set forth in Article 5.1(a) of this Agreement (Standstill Provisions), subject to the provisions of Article 5.2 of this Agreement.

                                   ARTICLE IV
                      RESTRICTIONS ON SALE OF COMMON STOCK

         4.1 Restrictions on Transfer. No Shareholder shall sell his or its shares of Common Stock, or any part thereof, that is now owned or that may hereafter be acquired, held or owned, directly or beneficially by him or it, except upon the terms and subject to the conditions set forth in this Agreement. Any purported sale in violation of any provision of this Agreement shall be void and of no force and effect, shall not operate to transfer any interest in, or title to, the purported purchaser, and shall give the other Shareholders an option to purchase such shares in the manner and upon the terms and conditions provided for herein.

         4.2 Offer. If either of the Majority Shareholders or LV Capital (the "Offeror") desires to sell his or its shares of Common Stock (the "Offered Shares") or any part of the Offered Shares, then the Offeror shall give notice ("Notice") of the proposed sale (the "Offer") to the non-selling Shareholders (the "Non-Selling Shareholder"). Such Notice shall specify the number of shares intended to be transferred (the "Offered Shares").

         4.3 Right of First Offer. Each Non-Selling Shareholder shall have the exclusive and irrevocable right and option, exercisable at any time before the expiration of ten (10) business days from the latest effective date of the Notice, to provide notice to the Offeror of its bid to purchase all but not less than all of the Offered Shares solely in cash (the "Bid"). No Non-Selling Shareholder shall have the right to bid for less than all of the Offered Shares, and any Bid once made shall be deemed a continuing irrevocable offer to purchase until accepted or rejected by the Non-Selling Shareholder.

         4.4 Acceptance of Bid. If any Bids are timely submitted, the Offeror shall, within fifteen (15) business days of the effective date of the Notice, either accept or reject the highest Bid. If two or more Non-Selling Shareholders submit equal Bids and no higher Bid is submitted, such equal Bids shall be deemed to be the highest Bid submitted and such Non-Selling Shareholders shall be deemed to have bid for their pro rata portion (based on ownership of Common Stock) of the Offered Shares. If the highest Bid is accepted by the Offeror, then the sale of the Offered Shares to the Non-Selling Shareholder that submitted such Bid shall close within five (5) business days of the effective date of notice of acceptance of the Bid to the Non-Selling Shareholder by the Offeror.

         4.5 Sale to Third Party. If, after compliance with the foregoing provisions, either no Bid is submitted or is not timely submitted by a Non-Selling Shareholder, or the highest Bid has not been accepted by the Offeror, then the Offeror shall have the right to sell the Offered Shares to a third party not later than sixty (60) days from the expiration of the time period set forth in Article 4.3 hereof, provided that, such sale shall not be for a price lower than the highest validly submitted Bid.

         4.6 Failure to Sell to Third Party. If sale of the Offered Shares does not close within the time period set forth in Article 4.5 hereof, then any attempted subsequent sale of shares of Common Stock shall again be subject to all of the provisions of this Article IV.

         4.7 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Article IV shall not be applicable to

                  (a) sales of Common Stock by any Shareholder, which do not exceed in the aggregate for any such Shareholder for any year, one percent (1%) of the total number of outstanding shares of Common Stock of the Corporation as of the end of the immediately preceding fiscal year, as reflected in the audited financial statements of the Corporation.

                  (b) any disposition of shares of Common Stock by a Majority Shareholder to the spouse or children of a Majority Shareholder, provided that such transferee agrees to be bound by all terms and conditions of this Agreement.

                  (c) any transfer of shares of Common Stock by LV Capital to LVMH or any of its affiliates, provided that such transferee agrees to be bound by all terms and conditions of this agreement.

         4.8 Sale on Change in Control. In the event either or both of the Majority Shareholders sell, assign, transfer, pledge or otherwise dispose of all or any portion of their respective shares of Common Stock, or enter into any agreement to sell, assign, transfer, pledge or otherwise dispose of all or any portion of their respective shares of Common Stock to a third party which results or would result in a Change in Control of the Corporation, then in any such event and as a condition precedent to the consummation of such transaction, each Majority Shareholder covenants and agrees that LV Capital shall have the right to join in such sale for all of the shares of Common Stock beneficially owned by LV Capital and its Affiliates on the same terms and subject to the conditions as agreed by the Majority Shareholders. For the purposes of this
Article 4.8, a "Change in Control" shall be considered to have resulted if (i) any person or Group other than the Majority Shareholders or a Group consisting solely of the Majority Shareholders and LV Capital shall have or, upon the occurrence of any event, the lapse of time or both, shall have the right to acquire the power to direct or cause the direction of the management or policies of the Corporation, whether through ownership of voting securities, by contract or otherwise or (ii) any person or Group shall at any time Beneficially Own more shares of Common Stock than the Majority Shareholders, inclusive of all securities convertible into, or exchangeable or exercisable for any Voting Securities of the Corporation.

                                    ARTICLE V
                              STANDSTILL PROVISIONS

         5.1 Negative Covenants. LV Capital hereby covenants and agrees with each of the Majority Shareholders that each of LV Capital and its Affiliates shall not directly or indirectly, except as otherwise provided herein,

                  (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase, conversion, exercise or otherwise, Beneficial Ownership of any Voting Securities under any or all of the following circumstances:

                   (i) if the Voting Securities are shares of Common Stock, and when such Voting Securities are added to the number of shares of Common Stock Beneficially Owned by LV Capital and its Affiliates (excluding any shares of Common Stock to which LV Capital and its affiliates have a right to acquire by exercise, conversion, exchange or otherwise), such Beneficial Ownership would exceed twenty-five percent (25%) (the "Maximum LV Percentage") of the total number of outstanding shares of Common Stock of the Corporation or

                   (ii) if the Voting Securities are securities other than Common Stock, and when such Voting Securities are added to the number of shares of such class of Voting Securities Beneficially Owned by LV Capital and its Affiliates, such Beneficial Ownership would exceed the Maximum LV Percentage of the total number of outstanding shares of such class of Voting Securities of the Corporation;

                  (b) make, or in any way participate, directly or indirectly, in any Solicitation of Proxies to vote, or seek to advise or influence any person, entity or Group with respect to the voting of, any Voting Securities of the Corporation, or initiate or propose any stockholder proposal with respect to the Corporation described in Rule 14a-8 promulgated under the Exchange Act; or

                  (c) form, join or in any way participate in, or in any manner provide any form of assistance to, a Group with respect to any Voting Securities of the Corporation, including but not limited to, the sale of shares of Common Stock to a third party, which would transfer control of the Corporation from the Majority Shareholders (except for a joint sale with the Majority Shareholders as described in Article 4.8 hereof); or

                  (d) otherwise act, alone or in concert with others, to seek to, or assist or encourage any other person, entity or Group in seeking to, control or influence the management, board of directors or policies of the Corporation or propose or effect any form of business combination with the Corporation or any of its Affiliates or any restructuring, recapitalization or similar transaction with respect to the Corporation or any of its Affiliates.

         5.2 Limited Increase in Cap on Share Holdings. Notwithstanding the provisions of Article 5.1(a) hereof, the Maximum LV Percentage shall be automatically increased if any third party or Group becomes the beneficial owner of more shares of Common Stock than LV Capital, by the amount necessary to permit LV Capital to own an amount of Common Stock in excess of any third party or Group equal to one-half of one percent (0.5%) of the total number of outstanding shares of Common Stock of the Corporation, as reflected in the most recent audited consolidated financial statements of the Corporation. In the event the Maximum LV Percentage is increased in accordance with the terms of this Article 5.2, then in each such event, such amount, once increased, shall not be reduced if the third party or Group subsequently reduces its ownership. Notwithstanding the foregoing, such amount, increased in accordance with the terms of this Article 5.2, shall be reduced to such level reached as the result of the sale or other disposition of shares of Common Stock if LV Capital and its Affiliates sell or otherwise dispose of shares of Common Stock, but in no event to less than twenty-five percent (25%).

         5.3 Breach of Standstill Provisions. In the event that LV Capital or any of its Affiliates breach the provisions of Articles 5.1 and 5.2 of this Agreement, then upon the happening of any such event,

                  (a) the Purchase Rights shall immediately lapse and be of no further force and effect without any other action being taken by or on behalf of any party hereto; and

                  (b) the two (2) LV Capital Designees as directors of the Corporation shall immediately resign from the Board of Directors of the Corporation and LV Capital covenants and agrees with the Majority Shareholders that LV Capital shall immediately cause the resignation from the Board of Directors of the two (2) LV Capital Designees, and the right of LV Capital to designate two (2) members of the Board of Directors shall immediately lapse and be of no further force and effect without any other action being taken by or on behalf of any party hereto.

                                   ARTICLE VI
                                 NONCOMPETITION

         6.1 Negative Covenant. Each of the Majority Shareholders covenants and agrees with LV Capital, that each shall not directly or indirectly, compete with or be engaged in the Business of the Corporation and its Subsidiaries or act as consultant or lender to or owner of any interest in, or agent, representative, employee, officer, director or partner of, any business or organization which, directly or indirectly competes with or is engaged in the Business of the Corporation and its Subsidiaries.

         6.2 Exceptions. The provisions of Article 6.1 shall not be deemed breached solely because a Majority Shareholder Beneficially Owns as a passive investment no more than one percent (1%) of the outstanding equity securities of any business, organization or corporation, if, such security is listed on a recognized securities exchange (whether domestic or foreign) or The Nasdaq Stock Market, or is regularly traded in the over-the-counter market.

         6.3 Duration of Negative Covenant. The provisions of Article 6.1 shall be effective until either (a) the termination of this Agreement, or (b) with respect to a Majority Shareholder, until the date on which such Majority Shareholder is no longer the Beneficial Owner of any shares of Common Stock. Without limiting the foregoing, it is understood and agreed that if in connection with a sale or other disposition of all or any portion of the Common Stock owned by a Majority Shareholder, such Majority Shareholder enters into a non-competition or similar agreement, LV Capital shall be an express third party beneficiary of such non-competition or similar agreement, entitled to the benefits of such agreement and to enforce the provisions thereof.

                                   ARTICLE VII
                               REGISTRATION RIGHTS

         7.1 Registration Rights.

                  (a) Subject to Articles 7.1(b) and (c), for so long as LV Capital and its Affiliates shall Beneficially Own at least ten percent (10%) of the outstanding Common Stock of the Corporation, LV Capital shall have the right, exercisable upon written request to the Corporation (a "Demand"), to cause the Corporation to cause all or a part of the Common Stock owned by LV Capital and its Affiliates to be registered as soon as reasonably practicable so as to permit the sale thereof under the Securities Act and, if necessary, the Exchange Act, and the Corporation shall use its best efforts to effect such a registration within a reasonable time thereafter.

                  (b) At any time that the Corporation has an effective shelf registration that permits the resale of Common Stock held by LV Capital and its Affiliates in accordance with the Securities Act and the Exchange Act, the Corporation shall not be required to effect any registration requested by LV Capital pursuant to paragraph (a) above. The Corporation shall take all actions reasonably requested by LV Capital to assist LV Capital in any such resale, including without limitation providing copies of a current prospectus that complies with the requirements of the Securities Act with respect thereto.

                  (c) The Corporation shall not be required pursuant to this
Article 7.1 to prepare and file a registration statement that would become effective within ninety (90) days following the effective date of a registration statement filed by the Corporation pertaining to an underwritten public offering of Common Stock for cash for the account of the Corporation if the Demand for registration is received by the Corporation more than thirty (30) days after the Corporation gives written notice (which the Corporation hereby agrees to provide) to LV Capital that the Corporation is commencing to prepare a Corporation-initiated registration statement and the Corporation is employing all reasonable efforts to cause such registration statement to become effective.

                  (d) The Corporation may delay the filing of any registration statement pursuant to this Article 7.1 if, in the good faith judgment of the Board of Directors, the Corporation would be required to include in such registration statement business information which at that time cannot be publicly disclosed without disruption of a corporate development or transaction then pending or in progress and without other adverse consequence to the Corporation and the background and reasons for such judgment are communicated to LV Capital in writing in reasonable detail; provided that the duration of such delay shall not exceed sixty (60) days from the date the Corporation became aware of such business information; provided, further that the Corporation promptly shall make such filing as soon as the conditions which permit it to delay such filing no longer exist and that in the event of such deferral, LV Capital shall have the right to withdraw its request for registration and such withdrawn request shall not constitute a Demand.

                  (e) For so long as LV Capital or its Affiliates own any shares of Common Stock, if the Corporation desires to effect an offering of the Common Stock registered with the Commission, then the following shall apply:

                    (i) it shall give LV Capital written notice of any proposed offering at least thirty (30) days prior to the filing of a registration statement relating to such proposed offering; and

                   (ii) within twenty-five (25) days after the receipt of such notice from the Corporation, LV Capital shall have the right to request in writing that the Corporation register for public sale under the Securities Act all or a part of the Common Stock Beneficially Owned by LV Capital or its Affiliates and shall also have the right to request that the Corporation publicly offer and sell on their behalf all or a part of such stock. If the registration is an underwritten registration and the managing underwriters thereof advise the Corporation in writing that the number of shares requested by LV Capital to be included in the registration exceeds the number which can be sold in the offering without adversely affecting such offering, then such shares shall only be included in such offering on a pro rata basis to the extent considered appropriate by such managing underwriters.

                  (f) The Corporation shall pay all the expenses in connection with this Article VII, including all registration, filing and NASD fees, all fees and expenses of complying with securities or blue sky laws, the fees and disbursements of counsel for the Corporation and its independent public accountants and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting discounts and commissions and transfer taxes, if any. In any registration, LV Capital shall pay for its own underwriting discounts and commissions and transfer taxes.

                  (g) In connection with any underwritten public offering pursuant to this Article VII, the Corporation and LV Capital agree to enter into an underwriting agreement with the managing underwriter of such offering containing customary terms and conditions, including with respect to indemnification and contribution.

         7.2 Compliance. The Majority Shareholders covenant and agree with LV Capital that the Majority Shareholders will cause the Corporation and its members of the Board of Directors to fully comply with the terms and provisions of Article 7.1

                                  ARTICLE VIII
                                TERM OF AGREEMENT

         8.1 General. This Agreement shall commence on the date first set forth above and continue indefinitely unless sooner terminated, as hereinafter provided.

         8.2 Termination. This Agreement shall terminate upon LV Capital and its Affiliates ceasing to beneficially own more than five percent (5%) of the total number of outstanding shares of Common Stock of the Corporation as reflected in the most recent audited financial statements of the Corporation.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

         9.2 Indemnification. Each of the Majority Shareholders hereby jointly and severally indemnifies LV Capital and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by LV Capital or any of its Affiliates arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Corporation or a Majority Shareholder pursuant to this Agreement. LV Capital hereby indemnifies the Corporation and each of the Majority Shareholders and each of their respective Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by them arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by LV Capital pursuant to this Agreement.

         9.3 No Waiver. The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.

         9.4 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto and no amendment, modification or waiver of any provision herein shall be effective unless in writing, executed by the party charged therewith.

         9.5 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of Delaware without regard to the principles of conflicts of laws.

         9.6 Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their successors in interest.

         9.7 No Assignment. This Agreement may not be assigned or transferred by the parties hereto, and any attempted assignment hereof shall be void and of no effect; except that LV Capital shall have the right to assign its rights and obligations hereunder to LVMH or any of its affiliates, provided such assignee or transferee agrees to be bound by the provisions of this Agreement.

         9.8 Article Headings. The article headings herein have been inserted for convenience of reference only, and shall in no way modify or restrict any of the terms or provisions hereof.

         9.9 Notices. Any notice or other communication under the provisions of this Agreement shall be in writing, and shall be given by registered or certified mail (postage prepaid), return receipt requested; by hand delivery with an acknowledgment copy requested; or by the Express Mail service offered by the United States Post Office or by telecopy or any reputable overnight delivery service, directed to the addresses set forth above for LV Capital and with respect to each of the Majority Shareholders, to the Majority Shareholders c/o Inter Parfums, Inc., 551 Fifth Avenue, New York, NY 10176, or to any new address in the City of New York, Borough of Manhattan, of which any party hereto shall have informed the others by the giving of notice in the manner provided herein. Such notice or communication shall be effective, if sent by registered or certified mail, return receipt requested, three (3) days after it is mailed within the continental United States; if sent by Express Mail or any reputable overnight delivery service, one (1) day after it is forwarded; or by hand delivery or by telecopy, upon receipt.

         9.10 Consent to Service of Process. Each party hereto hereby irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware with regard to any and all actions or proceedings arising out of, or relating to, this Agreement, and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum and agrees that service of process may be made in the manner for providing notice, as specified in Article 9.9 hereof.

         9.11 Cumulative Rights. The rights and remedies granted in this Agreement are cumulative and not exclusive, and are in addition to any and all other rights and remedies granted and permitted under and pursuant to law.

         9.12 Unenforceability; Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement, shall, nevertheless, be binding upon the parties and remain in full force and effect. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.

         Without limitation of the foregoing, the parties expressly agree and declare that the limitations contained in Article VI are reasonable in scope and duration, are properly required for the adequate protection of the other parties hereto and that, in the event either the scope or the duration of such limitations, or both, is or are deemed to be unreasonable by the final decision of a court of competent jurisdiction, then in any such event, LV Capital, the Corporation and the Majority Shareholders agree and submit to such revision or modification thereof as such court shall deem to be reasonable.

         9.13 No Third Party Rights. The representations, warranties and other terms and provisions of this Agreement are for the exclusive benefit of the parties hereto, and no other person shall have any right or claim against any party by reason of any of those terms and provisions or be entitled to enforce any of those terms and provisions against any party.

         9.14 Attorneys. The parties acknowledge that the law firm of Nason, Yeager Gerson, White & Lioce, P.A. has represented the Corporation and the Majority Shareholders in connection with the negotiation of this Agreement. Each of the parties to this Agreement have been advised to obtain separate, independent counsel to represent them in connection with this Agreement, and all negotiations leading up to this Agreement.

         9.15 Language. The English language version of the Agreement shall govern and prevail over any and all translations of this Agreement into any other language.

         9.16 Counterparts. This Agreement may be executed in counterparts, all of which shall be deemed to be duplicate originals. Delivery by facsimile transmission of an executed signature page to this Agreement shall be effective as delivery of a manually executed counterpart hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this instrument the date first above written.

                                             /s/ JEAN MADAR
                                             -----------------------------------
                                                 JEAN MADAR

                                             /s/ PHILIPPE BENACIN
                                             -----------------------------------
                                                 PHILIPPE BENACIN


                                             LV CAPITAL USA, INC.

                                             By: /s/ Jean Cailliau
                                                 -------------------------------
                                                 Jean Cailliau
                                                 Director

Exhibit A

                            CERTIFICATE OF AMENDMENT

         The following is the text of the new Article Ninth of the Restated Certificate of Incorporation, as amended:

         NINTH: Without in any way limiting the power and authority of the Board of Directors as otherwise provided for herein, the following corporate actions shall require the approval of the Board of Directors:

                  (a) any sale, transfer, pledge or other disposition of all or any material portion of the assets of the Corporation (including, without limitation, any shares of any subsidiary of the Corporation or any of its subsidiaries);

                  (b) the acquisition by the Corporation or any of its subsidiaries of shares, securities or assets of any company or entity, whether by merger, consolidation or other business combination, share purchase, asset purchase, contribution to capital or otherwise (other than short-term financial investments in the ordinary course of business consistent with past practice);

                  (c) the entry, renewal or termination by the Corporation or any of its subsidiaries into/of any trademark license agreement; or

                  (d) any material agreement or material transaction involving the Company or any of its subsidiaries and not in the ordinary course of business.

         Notwithstanding anything in these Articles to the contrary, the following corporate actions shall require the unanimous approval of the Board of Directors (as constituted without any vacancies):

                  (a) any material change in the business of the Corporation and its subsidiaries from Business of the Corporation and its subsidiaries;

                  (b) issuance by the Corporation or any of its subsidiaries of any securities in return for consideration less than the Fair Market Value thereof (except for stock splits, stock dividends and employee and nonemployee director options to acquire Common Stock granted with an exercise price per share at the Fair Market Value of the Common Stock on the date of grant);

                  (c) borrowing or issuing any evidence of indebtedness by the Corporation or any of its subsidiaries unless, after giving effect thereto, the aggregate amount of indebtedness of the Corporation and its subsidiaries on a consolidated basis is not greater than the consolidated stockholder's equity as shown in the audited Consolidated Balance Sheet of the Corporation for the then most recently completed fiscal year;

                  (d) any transaction by the Corporation or any of its subsidiaries with a Majority Shareholder or any Affiliate of a Majority Shareholder; notwithstanding the foregoing, unanimous board consent shall not apply to executive compensation issues or reimbursement of expenses incurred on behalf of the Corporation, both in the ordinary course of business in accordance with its past practices;

                  (e) declaration or payment of dividends if the aggregate amount of dividends paid by the Corporation and its subsidiaries (excluding wholly-owned subsidiaries) in respect of any fiscal year is more than thirty percent (30%) of the annual net income of the Corporation for the then most recently completed fiscal year, as indicated by the audited Consolidated Statements of Income of the Corporation;

                  (f) direct or indirect sale or other disposition of all or any substantial portion of the business of or a controlling interest in, or all or substantially all of the assets of; IP France; notwithstanding the foregoing, unanimous board consent shall not be deemed to apply to discontinuance of any product line, unless such discontinuance involves a sale or other disposition, and the net sales attributable to all such product lines exceeds in the aggregate five percent (5%) of the net sales of the Corporation for the then most recently completed fiscal year as indicated by the audited Consolidated Statements of Income of the Corporation;

                  (g) merger or consolidation or other business combination involving the Corporation or any of its subsidiaries (i) if not for fair value; or (ii) with a person not engaged primarily in the Business of the Corporation and its Subsidiaries (except for one or a series of mergers or consolidations, the value of which does not singularly or in the aggregate exceed five percent (5%) of the total assets of the Corporation as of the then most recently completed fiscal year (valued at historical cost) as reflected on the audited Consolidated Balance Sheets of the Corporation);

                  (h) any change in the number of the members of the Board of Directors to less than six (6) or more than ten (10) members; and

                  (i) any amendment to the certificate of incorporation or by-laws of the Corporation.

In addition, the Corporation shall cause its subsidiaries not to take any of the foregoing actions except with the unanimous approval of the Board of Directors of the Corporation (as constituted without any vacancies).

         As used in this Article Ninth, the following terms shall have the meanings as hereinafter set forth:

         1. Affiliates. Solely for purposes of this Article Ninth, an "Affiliate," in the case of LV Capital, shall mean a corporation, entity or person which directly or indirectly controls or is controlled by or is under common control with LV Capital, including but not limited to, those persons and entities listed in the Schedule 13D dated August 5, 1999, filed by LVMH, but not the Corporation; in the case of Corporation, shall mean a corporation, entity or person which directly or indirectly controls or is controlled by or is under common control with the Corporation, including but not limited to, the Majority Shareholders, but not LV Capital; and in the case of the Majority Shareholders, shall mean a corporation, entity or person which directly or indirectly controls or is controlled by or is under common control with the Majority Shareholders including but not limited to, each of the Majority Shareholders and the Corporation, but not LV Capital.

         2. Business of the Corporation and its Subsidiaries. The term "Business of the Corporation and its Subsidiaries" shall be defined to mean the production, manufacture, marketing, distribution and sale of fragrance products, perfumes, eau de toilette, eau de cologne, deodorants, cosmetics, health and beauty and personal care products, for men, women and children.

         3. Fair Market Value. The term "Fair Market Value" of the Common Stock or other security of the Corporation shall be determined by the Board of Directors in the exercise of its good faith discretion. The determination of the Board of Directors shall be conclusive in determining the Fair Market Value of the Common Stock in good faith; provided that if LV Capital disagrees with such determination, it shall be entitled, at its own cost and expense, to select (with the consent of the Majority Shareholders, such consent not to be unreasonably withheld) an investment banking or accounting firm of nationally recognized standing to arbitrate such dispute, and the decision of such arbitrator will be binding upon the parties.

         4. Majority Shareholders. The "Majority Shareholders" means Jean Madar and Philippe Benacin.

         5. LV Capital and LVMH. The term "LV Capital" means LV Capital USA, Inc., a Delaware corporation and an indirect subsidiary of LVMH, and the term LVMH means LVMH Moet Hennessy Louis Vuitton, S.A., a French corporation.